EXHIBIT 99.1

NEWS RELEASE

For Release on May 3, 2011	Contact: Pat Lawlor
4:00 PM (ET) (925) 328-4656	Vice President, Finance/Chief Financial Officer

Giga-tronics Reports Fourth Quarter and FY 2011 Results

San Ramon, CA – May 3, 2011 – Giga-tronics Incorporated (NASDAQ: GIGA) reported today a net income of $536,000 or $0.10 per fully diluted share for the fourth quarter ended March 26, 2011.  This compares with a net income of $285,000 or $0.06 per fully diluted share for the same period a year ago.  For comparative purposes, pre-tax income was $948,000 versus $285,000 for the fourth quarter of fiscal 2011 and 2010, respectively.  Net sales increased 34% to $6,939,000 in the fourth quarter of fiscal 2011 compared to $5,181,000 in the fourth quarter of fiscal 2010.   Gross margin of $3,020,000 increased by $866,000 over the same quarter last year.  Gross margin as a percentage of net sales increased by 1.9% to 43.5% in the fourth quarter of fiscal 2011 as compared to 41.6% in the fourth quarter of fiscal 2010.  Operating expenses increased 11% or $202,000 in the fourth quarter of fiscal 2011 over the fourth quarter of fiscal 2010.  Orders decreased 2% in the fourth quarter of fiscal 2011 to $3,272,000 from $3,350,000 for the fourth quarter of fiscal 2010.
Net income for the year ended March 26, 2011 was $14,072,000 or $2.79 per fully diluted share.  This compares with a net income of $1,300,000 or $0.26 per fully diluted share for the same period a year ago.  It should be noted that in the first quarter of FY 2011 the Company reversed the valuation allowance against the deferred tax asset, resulting in an income tax benefit of $13,569,000.  Net sales increased 10% to $21,029,000 in the twelve month period ended March 26, 2011 compared to $19,057,000 for the same period a year ago.  Gross margin of $8,929,000 increased by $494,000 over the same twelve month period last year.  Gross margin as a percentage of net sales decreased by 1.8% to 42.5% for the fiscal year 2011 as compared to 44.3% for the fiscal year 2010.  Operating expenses increased by 14% or $969,000 for the fiscal year 2011 primarily due to an increase of $637,000 in engineering expenses.  Orders decreased 12% for the twelve months ended March 26, 2011 to $16,182,000 compared to $18,448,000 for the same period last year.

Backlog at March 26, 2011 was $3.6 million (approximately $3.3 million shippable within one year) as compared to $8.5 million (approximately $7.6 million shippable within one year) at March 27, 2010.
Cash and cash equivalents at March 26, 2011 were $1,408,000 compared to $2,786,000 as of December 25, 2010.
Giga-tronics will host a conference call today at 4:30 p.m. ET to discuss the fourth quarter results. To participate in the call, 866-551-3680 domestically or 212-401-6760 for international, and enter PIN Code 6391960#.  The call will also be broadcast over the internet at www.gigatronics.com under “Investor Relations”.  The conference call discussion reflects management’s views as of May 3, 2011.
Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”.  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.
This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, the ability to collect receivables and general market conditions.  For further discussion, see Giga-tronics’ most recent annual report on Form 10-K for the fiscal year ended March 26, 2011, Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands except share data)	March 26, 2011	March 27, 2010
Assets
Current assets
Cash and cash equivalents	$1,408	$3,074
Trade accounts receivable, net of allowance of $248 and $95, respectively	5,632	4,332
Inventories, net	5,386	5,803
Prepaid expenses and other current assets	420	383
Deferred income tax	2,320	-
Total current assets	15,166	13,592

Property and equipment, net	530	311
Deferred income tax - long term	10,936	-
Other assets	16	16
Total assets	$26,648	$13,919

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$972	$881
Accrued commission	139	227
Accrued payroll and benefits	455	698
Accrued warranty	200	139
Income taxes payable	30	-
Deferred revenue	586	2,682
Deferred rent	36	-
Capital lease obligations	93	57
Other current liabilities	193	225
Total current liabilities	2,704	4,909

Long term obligation - Deferred rent	413	31
Long term obligation - Capital lease	10	36
Total liabilities	3,127	4,976

Commitments and contingencies	-	-

Shareholders' equity
Preferred stock - no par value; Authorized 1,000,000 shares; no shares outstanding at March 26, 2011 and March 27, 2010	-	-
Common stock - no par value; Authorized 40,000,000 shares; 4,994,157 shares at March 26, 2011 and 4,891,394 at March 27, 2010 issued and outstanding	14,485	13,979
Retained earnings (accumulated deficit)	9,036	(5,036)
Total shareholders' equity	23,521	8,943
Total liabilities and shareholders' equity	$26,648	$13,919

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
	Three Months Ended		Year Ended
(In thousands except per-share data)	March 26, 2011	March 27, 2010	March 26, 2011	March 27, 2010
Net sales	$6,939	$5,181	$21,029	$19,057
Cost of sales	3,919	3,027	12,100	10,622
Gross margin	3,020	2,154	8,929	8,435

Engineering	551	465	2,159	1,522
Selling, general and administrative	1,521	1,405	5,927	5,595
Total operating expenses	2,072	1,870	8,086	7,117

Operating income	948	284	843	1,318

Other income, net	-	1	-	-
Interest income (expense), net	-	-	4	(16)
Income before income taxes	948	285	847	1,302
Provision (benefit) for income taxes	412	-	(13,225)	2
Net income	$536	$285	$14,072	$1,300

Earnings per share - basic	$0.11	$0.06	$2.85	$0.27
Earnings per share - diluted	$0.10	$0.06	$2.79	$0.26

Shares used in per share calculation:
Basic	4,982	4,887	4,935	4,846
Diluted	5,116	5,013	5,040	4,907

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